Exhibit 99.1

Contact:	John C. Merriwether Vice President of Financial Relations Health Management Associates, Inc. (239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

REPORTS FIRST QUARTER EARNINGS

NAPLES, FLORIDA (April 24, 2007) Health Management Associates, Inc. (NYSE: HMA) announced its consolidated financial results for the three months ended March 31, 2007. For the period, HMA reported net operating revenue of $1,143.5 million; earnings before interest, income taxes, depreciation, amortization, refinancing and debt modification costs and after minority interest (“EBITDA”) of $193.9 million; net income of $65.0 million; income from continuing operations of $65.7 million; and both diluted earnings per share (“EPS”) and diluted EPS from continuing operations of $0.27.

Net operating revenue from continuing operations increased 13.3%, total admissions from continuing operations grew 2.6%, and adjusted admissions from continuing operations grew 4.8% in the first quarter as compared to the same quarter a year ago, reflecting the admissions contribution from hospitals acquired by HMA during the year ended December 31, 2006, as well as HMA’s de novo acute care hospital, which opened during the first quarter.

Net operating revenue from continuing operations at hospitals owned and operated by HMA for one year or more, referred to as same hospitals, increased 6.8% during the first quarter compared to the same quarter a year ago. Compared to the same quarter a year ago, same hospital admissions from continuing operations decreased 1.0%, and same hospital adjusted admissions from continuing operations increased 0.6%. Compared to the same quarter a year ago, during the first quarter net operating revenue per adjusted admission at HMA’s continuing same hospitals increased 6.2%, surgeries from continuing same hospital operations decreased 2.0% and emergency room visits increased 3.6%.

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Health Management Associates, Inc./Page 2

HMA’s same hospital EBITDA from continuing operations for the first quarter was $214.8 million, and same hospital EBITDA margins from continuing operations were 20.1%. Consolidated EBITDA from continuing operations for the first quarter was $193.9 million, and cash flow from continuing operating activities was $76.1 million, which includes cash interest and cash tax payments aggregating $71.2 million. For the year ending December 31, 2007, HMA expects cash flow from operations to be between $360 and $400 million. Additional disclosure regarding EBITDA follows the financial statements included with the press release.

Commencing in February 2007, HMA began discounting its gross charges for non-elective services by 60% for uninsured patients. Uninsured discounts for the quarter ended March 31, 2007 approximated $117.7 million.

During the first quarter of 2007 HMA also revised its charity/indigent care policy such that beginning in January 2007, only those uninsured accounts for which the patient meets poverty guidelines are being written off as charity/indigent. Charity/indigent care writeoffs for the first quarter ended March 31, 2007 were $26.2 million compared to $142.4 million for the same quarter a year ago.

During January 2007 HMA continued its newly implemented bad debt reserve policy of reserving 75% of uninsured accounts. In February 2007, in conjunction with the adoption of its discount program, HMA began reserving discounted self-pay receivables at 60%. Bad debt expense for the first quarter was $121.5 million compared to $82.7 million for the same quarter a year ago.

The sum of uninsured discounts, charity/indigent writeoffs and bad debt expense, as a percent of the sum of net operating revenue, uninsured discounts and charity/indigent writeoffs, totaled 20.6% for the first quarter ended March 31, 2007 compared to 19.5% for the same quarter a year ago, and 20.7% for the quarter ended December 31, 2006, excluding a change in estimate related to a bad debt reserve adjustment.

HMA’s previously announced fiscal 2007 objectives included between $4.0 billion and $4.2 billion in net operating revenue and 5% to 6% for bad debt expense as a percent of net operating revenue. These objectives were based on an assumption of $250 million of reduced revenues and corresponding bad debt expense following HMA’s implementation of its new uninsured discount, indigent/charity and bad debt reserve policies described above. Instead of an anticipated $250 million reduction in operating net revenue and corresponding bad debt expense, HMA now expects that for the balance of fiscal 2007 the implementation of these policies will reduce net operating revenue and bad debt expense by only $100 to $150 million. Therefore, HMA is revising its fiscal 2007 objectives to include between $4.1 billion to $4.3 billion in net operating revenue and 7.5% to 8.5% in bad debt expense as a percent of net operating revenue, respectively. All remaining fiscal year 2007 objectives previously announced on February 22, 2007 remain unchanged.

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Health Management Associates, Inc./Page 3

Days sales outstanding from continuing operations, or DSOs, were 52 days at March 31, 2007, compared to 53 days at December 31, 2006 and 66 days at March 31, 2006.

During the first quarter, the results of operations from three hospitals (Williamson Memorial Hospital, located in Williamson, West Virginia; Southwest Regional Medical Center, located in Little Rock, Arkansas; and Summit Medical Center, located in Van Buren, Arkansas) were accounted for as assets held-for-sale and prior periods have been reclassified. After-tax losses from assets held-for-sale totaled $0.6 million during the first quarter.

As previously announced on January 17, 2007, HMA recapitalized its balance sheet through the issuance of $3.25 billion of new senior secured credit facilities. As part of this recapitalization, HMA returned approximately $2.4 billion to shareholders through a $10.00 per share special cash dividend and refinanced all amounts outstanding under its previous revolving line of credit. As of March 31, 2007, $2.75 billion of the new $3.25 billion senior secured credit facilities was outstanding.

The special dividend was paid on March 1, 2007 and HMA’s common stock started trading on an ex-dividend basis beginning on March 2, 2007, in accordance with NYSE rules. In light of the $10.00 per share dividend, HMA’s regular dividend has been suspended indefinitely, reflecting HMA’s strategic reallocation of cash flow to fund future operational objectives and to de-leverage its balance sheet.

On January 23, 2007, HMA completed a transaction giving local physicians and HMA joint ownership of Riverview Regional Medical Center, HMA’s 281-bed hospital located in Gadsden, Alabama. Fifty-eight physicians now own an interest in the hospital and participate in its governance. HMA continues to own a majority interest in the hospital and to manage its day-to-day operations. This transaction arose in furtherance of HMA’s core operating objective to enhance its relationships with physicians, which HMA is doing by collaborating operationally and in some select cases financially, to the mutual benefit of physicians, patients, communities, and its hospitals.

On February 5, 2007, HMA’s new 100-bed Physicians Regional Medical Center – Collier Boulevard, located in Naples, Florida, opened its doors and began treating patients. This state-of-the-art de novo hospital provides general acute care hospital services to the residents of East Naples and southern Collier County, and includes all private rooms, spacious surgical suites, a 64-slice CT scanner and a separate 14-bed women’s center. Combined with the existing Physicians Regional Medical Center – Pine Ridge, the two hospitals form the Physicians Regional Health System, and are delivering high quality health care to all of Collier County and the surrounding region.

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Health Management Associates, Inc./Page 4

HMA’s senior management team will discuss HMA’s 2007 first quarter performance in greater detail on a live conference call and audio webcast later this morning. All interested investors are invited to access the webcast at 11:00 a.m. ET, via HMA’s website located at www.hma-corp.com or via www.streetevents.com or join the conference call by dialing 877-476-3476. A copy of the audio webcast, along with any related information that HMA may be required to provide pursuant to Securities and Exchange Commission rules, will be archived on HMA’s website under the heading “Investor Relations.”

HMA owns and operates general acute care hospitals in non-urban communities located throughout the United States. HMA currently operates 61 hospitals in 16 states with approximately 8,700 licensed beds.

All references to “HMA” or the “Company” used in this release refers to Health Management Associates, Inc. or its affiliates.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “optimistic,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenue, income or loss, capital expenditures, debt structure, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

(financial tables follow)

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands except per share amounts)

	Three Months Ended March 31,
	2007	2006
Net operating revenue	$1,143,533	$1,009,489

Operating expenses:
Salaries and benefits	455,507	394,718
Supplies	158,514	142,213
Provision for doubtful accounts	121,469	82,732
Depreciation and amortization	52,651	42,900
Rent expense	21,146	19,777
Other operating expenses	193,489	174,155

Total operating expenses	1,002,776	856,495

Income from operations	140,757	152,994
Other income (expense):
Gains on sales of assets	668	1,629
Interest expense	(33,288)	(8,402)
Refinancing and debt modification costs	(761)	(4,628)

Income from continuing operations before minority interest and income taxes	107,376	141,593
Minority interests in earnings of consolidated entities	(171)	(658)

Income from continuing operations before income taxes	107,205	140,935
Provision for income taxes	(41,542)	(54,232)

Income from continuing operations	65,663	86,703
(Loss) income from discontinued operations, net of income taxes	(624)	510

Net income	$65,039	$87,213

Earnings per share:
Basic earnings per share:
Continuing operations	$0.27	$0.36
Discontinued operations	—	—

Basic earnings per share	$0.27	$0.36

Diluted earnings per share:
Continuing operations	$0.27	$0.36
Discontinued operations	—	—

Diluted earnings per share	$0.27	$0.36

Dividends per share	$10.00	$0.06

Weighted average number of shares outstanding:
Basic	241,652	240,686
Add: Employee stock options	2,747	2,728
Convertible debt	1	6

Diluted	244,400	243,420

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED CASH FLOWS

(unaudited, in thousands)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net income	$65,039	$87,213
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	52,651	42,900
Provision for doubtful accounts	121,469	82,732
Stock-based compensation expense	4,821	4,814
Minority interests in earnings of consolidated entities	171	658
Gains on sales of assets	(668)	(1,629)
Write-off of deferred financing costs	761	4,628
Deferred income tax benefit	(1,172)	(5,529)
Changes in assets and liabilities of continuing operations, net of the effects of acquisitions:
Accounts receivable	(173,025)	(139,760)
Supplies	(1,642)	(2,002)
Prepaid expenses and other assets	3,688	42,146
Deferred charges and other long-term assets	(758)	1,357
Accounts payable	5,548	9,937
Accrued expenses and other current liabilities	(6,454)	17,877
Other long-term liabilities	5,306	256
Equity compensation excess tax benefit	(231)	(36)
Loss (income) from discontinued operations, net of income taxes	624	(510)

Net cash provided by continuing operating activities	76,128	145,052

Cash flows from investing activities:
Acquisitions, net of cash acquired and purchase price adjustments	—	(38,147)
Additions to property, plant and equipment	(69,735)	(94,783)
Proceeds from sales of assets and insurance recoveries	18,585	3,727
Increase in restricted funds, net	(2,773)	(2,704)

Net cash used in continuing investing activities	(53,923)	(131,907)

Cash flows from financing activities:
Proceeds from long-term debt, net	2,706,598	285,000
Principal payments on debt and capital lease obligations	(300,474)	(278,985)
Proceeds from exercises of stock options	23,019	1,708
Payments of financing costs	(1,855)	—
Investments by minority partners	7,699	—
Cash distributions to minority interests	(124)	(1,896)
Payments of cash dividends	(2,425,217)	(14,437)
Equity compensation excess tax benefit	231	36

Net cash provided by (used in) continuing financing activities	9,877	(8,574)

Net increase in cash and cash equivalents before discontinued operations	32,082	4,571
Net (decrease) increase in cash and cash equivalents from discontinued operations:
Operating activities	(54)	423
Investing activities	(263)	(762)
Financing activities	(4)	(25)

Net increase in cash and cash equivalents	31,761	4,207
Cash and cash equivalents at beginning of period	66,814	69,909

Cash and cash equivalents at end of period	$98,575	$74,116

HEALTH MANAGEMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$98,575	$66,814
Accounts receivable, net	668,816	633,555
Other current assets	266,160	265,606
Assets of discontinued operations	46,319	46,029
Property, plant and equipment, net	2,439,346	2,427,986
Restricted funds	63,326	58,986
Other assets	1,047,296	991,976

	$4,629,838	$4,490,952

Liabilities and Stockholders’ Equity
Current liabilities	$489,946	$472,021
Deferred income taxes	102,501	109,790
Other long-term liabilities and minority interests	220,364	205,972
Long-term debt	3,746,025	1,297,047
Stockholders’ equity	71,002	2,406,122

	$4,629,838	$4,490,952

	Three Months Ended March 31,
	2007	2006
Same Hospitals*
Occupancy	49.2%	50.6%
Patient Days	350,903	360,664
Admissions	81,670	82,473
Adjusted Admissions	135,303	134,480
Average length of stay	4.3	4.4
Total surgeries	69,549	70,985
Outpatient Revenue percentage	48.2%	49.0%
Inpatient Revenue percentage	51.8%	51.0%

Total Hospitals*
Occupancy	48.9%	50.5%
Patient Days	367,374	363,862
Admissions	85,358	83,166
Adjusted Admissions	142,078	135,627
Average length of stay	4.3	4.4
Total surgeries	72,191	73,353
Outpatient Revenue percentage	48.6%	49.3%
Inpatient Revenue percentage	51.4%	50.7%

*	Continuing Operations

HEALTH MANAGEMENT ASSOCIATES, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(unaudited, in thousands)

	Three Months Ended March 31,
	2007 (a)	2006 (a)
Net operating revenue	$1,143,533	$1,009,489

Less acquisitions, corporate and other	75,927	10,092

Same hospital net operating revenue	$1,067,606	$999,397

Income from continuing operations before income taxes	$107,205	$140,935

Add:
Interest expense	33,288	8,402
Depreciation and amortization	52,651	42,900
Refinancing and debt modification costs	761	4,628

EBITDA (b)	193,905	196,865

Adjustment for acquisitions, corporate and other	(20,882)	(21,642)

Same hospital EBITDA	$214,787	$218,507

Same hospital EBITDA margins = Same hospital EBITDA / same hospital net operating revenue (b)	20.1%	21.9%

(a)	Continuing operations.
(b)	EBITDA is defined as earnings, before interest, refinancing and debt modification costs, income taxes, depreciation and amortization and after minority interest. EBITDA margin is defined as EBITDA divided by net operating revenue. EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles in the United States, commonly known as GAAP, and should not be considered as either an alternative to net income as an indicator of HMA’s operating performance or as an alternative to cash flows as a measure of HMA’s liquidity. Nevertheless, HMA believes that providing non-GAAP information regarding EBITDA is important for investors and other readers of HMA’s financial statements, as it provides a measure of liquidity. In addition, EBITDA is commonly used as an analytical indicator within the health care industry and HMA’s debt facilities contain covenants that use EBITDA in their calculations. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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